EXHIBIT 99.1

[LOGO OF BLUEFLY]

                                 Company Contact: Pat Barry
                                                  Chief Operating Officer
                                                  Chief Financial Officer
                                                  (212) 944-8000

                         Media Relations Contact: Michael Fox
                                                  Integrated Corporate Relations
                                                  (203) 682-8218

                      BLUEFLY ANNOUNCES MANAGEMENT CHANGES
                President Melissa Payner-Gregor Assumes CEO Title
                     Alan Kane Elected Chairman of the Board
                     Ken Seiff to Serve as Strategic Advisor
--------------------------------------------------------------------------------

NEW YORK--August 26, 2004 -Bluefly, Inc. (NASDAQ SmallCap: BFLY) today announced that Melissa Payner-Gregor has assumed the additional title of Chief Executive Officer and will continue to serve as the Company's President. She will succeed Ken Seiff, who has served as the Company's Chairman and Chief Executive Officer since its inception in April 1991. The Company also announced that its Board of Directors elected Alan Kane to the position of Chairman. Since Mr. Seiff advised of his intention to resign, he, Ms. Payner-Gregor and the Board have worked closely to ensure an orderly transition. Mr. Seiff is also stepping down from his position as a director of the Company, but will be employed as a strategic advisor.

Melissa Payner-Gregor has served as the Company's President since September 2003. Since joining Bluefly, Ms. Payner-Gregor has been instrumental in the successful development of the Company's merchandising initiatives. In particular, she has focused on updating the Company's assortment to include the most current designer products and trends while maintaining the great values that are the Company's hallmark. During her tenure, the Company has experienced improved sell thru rates, strong sales growth and a marked increase in gross profit margin. Prior to joining Bluefly, Ms. Payner-Gregor held senior management positions with prominent retailers, including CEO and President of Spiegel Catalog and President of Chico's FAS (NYSE: CHS).

Alan Kane, a professor of retailing at the Columbia University Graduate School of Business, joined Bluefly's Board in August 2002. He is also a member of the Board of Directors of Circuit City Stores, Inc. (NYSE: CC). Mr. Kane held the position of President and CEO of Grossman's Eastern Division from 1993 - 1994. Prior to this, he held the position of President and CEO of Pergament Home Centers from 1991 - 1993.

Ms. Payner-Gregor stated, "I am delighted to be given the opportunity to lead Bluefly in this new phase of our growth and equally confident in our ability to continue the positive momentum we have generated over the past year. Our goals continue to focus on strengthening our merchandising and marketing plans, and improving all aspects of our customer experience, to further capitalize on the increasing awareness of our franchise."

Mr. Kane commented, "I am pleased to have been asked by my peers on the Board to serve as Chairman. We are excited to have Melissa, a 20-year industry veteran with a proven track record at Bluefly and within the retail industry, to lead our company in the next stage of our growth. Her talents and experience, both in retail stores and direct marketing operations, have contributed tremendously to our success and will continue to be critical to our ongoing evolution. She possesses a great skill set that helps position us to become a preeminent source for designer brands and current fashion trends at superior value."

"At the same time, we are deeply indebted to Ken for his leadership," Mr. Kane continued. "His entrepreneurial spirit was fundamental to the building of this company from an idea to almost $40 million in annual sales, as well as in creating a truly unique retail franchise that is incredibly focused on its customers."

Mr. Seiff said, "I am proud of the many accomplishments that Bluefly has achieved and equally enthusiastic to turn over the CEO post over to Melissa, a dedicated leader with strong business acumen. I have been privileged to work with an extraordinary team that has served over 500,000 customers in a new and better way. For me, this has been the experience of a lifetime."

About Bluefly, Inc.
Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior values. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-A, 8-K, 10-Q, and 10-K. These risks and uncertainties include, but are not limited to, the following: the Company's limited working capital, need for additional capital and potential inability to raise such capital; recent losses and anticipated future losses; the risk that favorable trends in sales, repeat customer sales, average order size, and customer acquisition costs will not continue; risks that the Company will be unable to reduce the levels of losses; potential adverse effects on gross margin and gross profit resulting from mark downs and allowances; potential dilution arising from future equity financings, including potential dilution as a result of the anti-dilution provisions of the Company's Preferred Stock; the competitive nature of the business and the potential for competitors with greater resources to enter such business; adverse trends in the retail apparel market; risks and uncertainties associated with the Company's recent launch of a new version of its web site, including new internal procedures that need to be developed to operate the new web site, site instability and download performance issues; risks of litigation for sale of unauthentic or damaged goods and litigation risks related to sales in foreign countries; the dependence on third parties and certain relationships for certain services, including the Company's dependence on U.P.S. (and the risks of a mail slowdown due to terrorist activity) and the Company's dependence on its third-party web hosting and fulfillment centers; risks related to consumer acceptance of the Internet as a medium for purchasing apparel; the successful hiring and retaining of personnel; the dependence on continued growth of online commerce; rapid technological change; online commerce security risks; the startup nature of the Internet business; governmental regulation and legal uncertainties; management of potential growth; and unexpected changes in fashion trends.

                                                                               3